Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-187623, 333-187623-01 and 333-187623-02

FORD CREDIT FLOORPLAN MASTER OWNER TRUST A SERIES 2014-1 AND 2014-2 INVESTOR ROADSHOW FEBRUARY 2014

FREE WRITING PROSPECTUS Registration Statement Nos. 333-187623, 333-187623-01 and 333-187623-02 Ford Credit Floorplan Corporation and Ford Credit Floorplan LLC (the "depositors") Ford Credit Floorplan Master Owner Trust A (the "issuer") This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositors have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositors have filed with the SEC for more complete information about the depositors, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling toll-free 1-877-858-5407 2

AGENDA Floorplan Transaction Floorplan Master Trust Ford and Ford Credit Business Servicing and Risk Management Appendix 3

FLOORPLAN TRANSACTION

Issuer Ford Credit Floorplan Master Owner Trust A Depositors Ford Credit Floorplan Corporation Ford Credit Floorplan LLC Servicer and Sponsor Ford Motor Credit Company LLC Joint-Lead Managers Citigroup Global Markets Inc. Credit Agricole Securities (USA) Inc. Credit Suisse Securities (USA) LLC Goldman, Sachs & Co. Indenture Trustee The Bank of New York Mellon Owner Trustee U.S. Bank Trust, N.A. Backup Servicer Wells Fargo Bank, N.A. TRANSACTION PARTICIPANTS AND POTENTIAL TIMING Expected Key Dates Item Monday, February 10 Announce Transaction Tuesday, February 11 Price Transaction Wednesday, February 19 Settlement Date February 2014 S M T W T F S 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 Expected Key Dates 5

TRANSACTION STRUCTURE – SERIES 2014-1

FORD CREDIT

- Enhancement provided by subordinated notes, required subordinated amount, required reserve account and excess spread:

Capital Structure	Series 2014-1 3 Year Allocation*	Expected Ratings S&P	Expected Ratings Moody's	Expected Ratings DBRS
Class A-1 (Fixed) Class A-2 (Float)	76.50%	AAA	Aaa	AAA
Class B notes (Fixed)	3.50%	AA	Aa1	AA
Class C notes (Fixed)***	5.00%	NR	NR	NR
Class D notes (Fixed)***	3.00%	NR	NR	NR
Subordination Factor	12.00%			
Total	100.00%			
Cash Reserve	0.88%			
Total Class A Enhancement	24.38%			

Class A1 and A2 Notes Size	Sized to demand
Payment Type	Fixed / Float
Benchmark	Interpolated Swaps / 1M Libor
Expected Final	February 15, 2017
Legal Final	February 15, 2019
ERISA Eligible	Yes
Method of Distribution	Public
Payment Rate Trigger	25% payment rate layer is breached **

* As a percent of the required pool balance allocated to the series
** Subordination Factor will increase by 4 ppts or the percentage required to be on deposit in the Reserve Fund will increase by the Step-Up Percentage
*** The Class C and Class D notes are not being offered

6

TRANSACTION STRUCTURE – SERIES 2014-2 Capital Structure Series 2014-2 5 Year Allocation* Expected Ratings S&P Moody’s DBRS Class A notes (Float) 76.50% AAA Aaa AAA Class B notes (Fixed) 3.50% AA Aa1 AA Class C notes (Fixed)*** 5.00% NR NR NR Class D notes (Fixed)*** 3.00% NR NR NR Subordination Factor 12.00% Total 100.00% Cash Reserve 0.88% Total Class A Enhancement 24.38% Enhancement provided by subordinated notes, required subordinated amount, required reserve account and excess spread: As a percent of the required pool balance allocated to the series Subordination Factor will increase by 4 ppts or the percentage required to be on deposit in the Reserve Fund will increase by the Step-Up Percentage The Class C and Class D notes are not being offered * ** *** Class A Notes Size Sized to demand Payment Type Float Benchmark 1M Libor Expected Final February 15, 2019 Legal Final February 15, 2021 ERISA Eligible Yes Method of Distribution Public Payment Rate Trigger 25% payment rate layer is breached ** 7

FLOORPLAN MASTER TRUST

 FLOORPLAN SECURITIZATION OVERVIEW 9 Ford Credit has been financing dealer vehicle inventory since 1959 and has been securitizing floorplan loans since 1991 Ford Credit provides financing for about 80%* of Ford and Lincoln dealer inventory, or approximately 2,700 dealers Ford Credit’s current floorplan securitization trust was established in 2001 as a master trust (similar to a revolving credit card securitization trust) and has issued more than 25 series The Trust offers floorplan asset backed securities though various channels: Public transactions Rule 144A transactions Other private transactions Floorplan receivables are secured primarily by the financed vehicles and payment is required when the vehicle is sold Over 90%* of Ford Credit’s total floorplan portfolio is designated to the Trust for securitization * Excluding fleet dealer sales

 FLOORPLAN SECURITIZATION OVERVIEW 10 Ford Credit’s floorplan portfolio has historically experienced very low losses Low losses are primarily a function of strong risk management practices and servicing: Continuous dealer monitoring of: Financial health Payment performance Vehicle collateral status Intensified risk management actions as dealer risk increases Use of proprietary risk rating assessment and behavioral scoring models Ford Credit leverages access to dealer information through Ford relationship Ford Credit regularly audits dealer inventory and sales records by VIN to verify each receivable is paid following the sale of the financed vehicle

FLOORPLAN SECURITIZATION PERFORMANCE OVERVIEW Portfolio Net Losses (Recoveries) as a Percent of Average Principal Balance (1)(2)(3)* Trust Net Losses (Recoveries) as a Percent of Average Principal Balance (3)(5)(6)(7)* 3 Month Average of Monthly Principal Payment Rate U.S. Floorplan Portfolio Dealer Risk Ratings 11 * See Appendix - Loss Experience slide footnotes ** Estimated days supply derived from payment rate *** Other includes dealers that have no dealer risk rating because Ford Credit only provides in-transit financing or because Ford Credit is in the process of terminating the financing for such dealer; see slide 28 for definitions of dealer risk ratings 0.000% 0.000% 0.000% 0.000% 0.000% 2009 2010 2011 2012 2013 No Trust losses realized – Ford Credit elects to repurchase receivables from “status” account Memo Days Supply** 75 120 143 10% 15% 20% 25% 30% 35% 40% 45% 50% 55% 60% Dec-08 Jun-09 Dec-09 Jun-10 Dec-10 Jun-11 Dec-11 Jun-12 Dec-12 Jun-13 Dec-13 Payment Rate Payment rate triggers 0.353% (0.087)% (0.021)% (0.025)% (0.008)% 2009 2010 2011 2012 2013 Losses Recoveries

FLOORPLAN SECURITIZATION STRUCTURE OVERVIEW 12 Credit enhancement in our floorplan securitization program includes: Subordination of junior notes Required subordinated amount Cash reserve Excess spread The structure also provides for 1:1 incremental subordination to cover any ineligible receivables and receivables in excess of the specified concentration limit % of Receivable Balance Total Class A Enhancement~24.4% * As of December 31, 2013 Class A Notes ("AAA") 76.5% Class B Notes ("AA") 3.5% Class C Notes (“Not Rated") 5.0% Class D Notes (“Not Rated") 3.0% Subordinated Interest Amount 12.0% Reserve Account 0.9% Excess Spread (per annum) Concentration Limit Ineligible receivables n/a 114.4 $ Dealer concentration (5% for AutoNation) 2% 0.0 Used vehicle concentration 20% 0.0 Fleet concentration 4% 0.0 Medium/Heavy truck concentration 2% 0.0 Manufacturer concentration 10% 0.0 (2% or 6% for lower rated manufacturers) Total: 114.4 $ ($Mils.) Incremental Subordination *

FLOORPLAN SECURITIZATION KEY TRIGGERS 13 Amortization Triggers -- Series will start to amortize if any of the triggers are breached: Average monthly principal payment rate for the three preceding collection periods is less than 21% The cash balance in the excess funding account exceeds 30% of the adjusted invested amount of all series for three consecutive months The available subordinated amount is less than the required subordinated amount Bankruptcy of a depositor, Ford or Ford Credit (Chapter 7 or Chapter 11) Enhancement Step-Up Trigger -- Subordination or reserve fund increases by 4 percentage points if average monthly principal payment rate for the three preceding collection periods is less than 25%

FLOORPLAN SECURITIZATION OUTSTANDING SERIES* 14 Private Variable Funding Notes used to manage seasonal fluctuations of Trust balance and provide an additional source of liquidity Capacity $2.7 billion Legacy public series reflect previous rating agency methodology and structure prior to changes in subordination and introduction of payment rate step-up trigger * As of December 31, 2013 Private Variable Legacy Public Current Public Funding Notes Term Series Term Series Series 2006-1, 2010-4, 2012-3 2010-2, 2010-3, 2011-1 2012-1, 2012-2, 2012-4, 2012-5, 2013-1, 2013-2, 2013-3, 2013-4, 2013-5 Amount Outstanding ($Bils.) $ 1.4 $ 2.3 $ 8.9 Senior Hard Enhancement AAA Notes 25.75% 25.88% - 29.81% 24.38% Maturity Ranges Dec-13 -- Mar-14 Feb-14 -- Feb-15 Jan-14 -- Mar-20 - Total Funding: 12.6 $ - Total Assets: 17.8 $ - Unfunded Assets: 4.6 $ Trust Balance ($Bils.)

FLOORPLAN SECURITIZATION BREAK-EVEN ANALYSIS FOR CLASS A NOTES S&P Class A notes stress scenarios based on stated methodology detailed in S&P’s FORDF Series 2013-5 presale report; assumes all remaining vehicles liquidate at a 50% severity rate at month 7 Annualized Monthly Principal Payment Rate (MPR) Historical Portfolio Annual Net Loss Performance Memo: Note Balance: 100% 71% 51% 37% 27% 20% 15% 0% 0 1 2 3 4 5 6 7 Lowest MPR: 28.9% (November 2008) Historical Portfolio MPR Highest Annual Loss: 0.35% (2009) 22.5% Loss Stress Scenario * ** 15 12.5% 44%** 32%** 0 1 2 3 4 5 6 7 6-month stress period

FORD AND FORD CREDIT BUSINESS 16

17 * Business Unit records are since at least 2000 when we began reporting specific Business Unit results In Fourth Quarter, Total Company profitable for 18th consecutive quarter; Automotive operating-related cash flow positive; liquidity strong Top-line grew for fifth consecutive quarter Strong pre-tax profit in North America and record Fourth Quarter profit in Asia Pacific Africa; Ford Credit solidly profitable For Full Year, Total Company pre-tax profit among the best in our history with record Automotive operating-related cash flow; Automotive operating profit the highest in more than a decade with record profits in North America and Asia Pacific Africa and lower loss in Europe Top-line grew with market share gains in the U.S., South America, and Asia Pacific Africa, which was driven by record market share in China; retail share higher in Europe Global pension plans funded status improved about $10 billion compared with year-end 2012 2014 outlook unchanged: Automotive revenue to be about equal to 2013, Automotive operating margin to be lower, and Automotive operating-related cash flow to be positive, but substantially lower. Total Company pre-tax profit to range from $7 billion to $8 billion Total Company Full Year Results Among The Best In Our History With Records In North America And Asia Pacific Africa; Expect Solid Performance In 2014 * Excludes special items; Business Unit records are since at least 2000 when we began reporting specific Business Unit results; Automotive operating-related cash flow records are since at least 2001 TOTAL COMPANY 2013 FOURTH QUARTER AND FULL YEAR SUMMARY*

 FORD CREDIT FUNDING HIGHLIGTS 18 Completed our Full Year funding plan, highlights include: Upgraded to investment grade by S&P; now rated investment grade by four of the major agencies Issued $25 billion of public term funding, including $7 billion in the fourth quarter Established a new two-year syndicated asset-backed liquidity facility Ended the year with about $35 billion of committed capacity and net liquidity of $21 billion Key elements of our funding strategy remain unchanged and our liquidity remains strong

Securitized Funding as Percentage of Managed Receivables 55% 47% 44% 38-42% Funding of Managed Receivables (Bils.) Equity Asset-Backed Commercial Paper** Term Asset-Backed Securities** Term Debt (incl Bank Borrowings) Cash, Cash Equivalents and Marketable Securities*** Ford Interest Advantage* ~$110 $40-45 $50-54 $11-12 $9-11 ~$6 $85 $40 $9 $12 $33 $7 $5 $92 $37 $10 $11 $39 $6 $5 Unsecured Commercial Paper ~$3 $2 $103 $43 $11 $11 $45 $3 $5 $2 Year-End 2011 Year-End 2012 Year-End 2014 Fcst. Year-End 2013 $4 $3 $5 $5-6 19 FORD CREDIT FUNDING STRUCTURE

20 * Includes Rule 144A offerings Unsecured $ 8 $ 9 $ 11 $ 9 – 12 Securitizations* 11 14 14 12 – 15 Total $ 19 $ 23 $ 25 $ 21 – 27 2011 Actual (Bils.) 2012 Actual (Bils.) 2014 Forecast (Bils.) 2013 Actual (Bils.) FORD CREDIT PUBLIC TERM FUNDING PLAN

21 Committed Capacity $34.5 billion * FCAR and Conduits are subject to availability of sufficient assets and ability to obtain derivatives to manage interest rate risk; FCAR commercial paper must be supported by bank lines equal to at least 100% of the principal amount; conduits include committed securitization programs ** Cash, cash equivalents, and marketable securities (excludes marketable securities related to insurance activities) *** Securitization cash is to be used only to support on-balance sheet securitization transactions FORD CREDIT 2013 LIQUIDITY PROGRAMS Dec. 31, 2012 Sep. 30 Dec. 31 (Bils.) (Bils.) (Bils.) Liquidity Sources * Cash** 10.9 $ 11.0 $ 10.8 $ Unsecured Credit Facilities 0.9 1.5 1.6  FCAR Bank Lines 6.3 5.0 3.5 Conduit / Bank ABS 24.3 26.1 29.4 Total Liquidity Sources 42.4 $ 43.6 $ 45.3 $ Utilization of Liquidity Securitization Cash*** (3.0) $ (2.9) $ (4.4) $ Unsecured Credit Facilities (0.1) (0.4) (0.4) FCAR Bank Lines (5.8) (4.0) (3.3) Conduit / Bank ABS (12.3) (12.6) (14.7) Total Utilization of Liquidity (21.2) $ (19.9) $ (22.8) $ Gross Liquidity 21.2 $ 23.7 $ 22.5 $ Capacity in Excess of Eligible Receivables (1.5) (1.1) (1.1) Liquidity Available For Use 19.7 $ 22.6 $ 21.4 $ 2013

2014 PROFIT OUTLOOK 22 Expect Total Company Full Year Pre-Tax Profit To Be $7 Billion To $8 Billion 2013 Full Year 2014 Full Year Results Compared With 2013 Automotive (Mils.)* North America 8,781 $ Lower South America (34) About Equal Europe (1,609) Better Middle East and Africa N/A About Breakeven Asia Pacific 415 About Equal Net Interest Expense (801) About Equal Ford Credit (Mils.) 1,756 $ About Equal * Excludes special items

TOTAL COMPANY 2014 PLANNING ASSUMPTIONS AND KEY METRICS 23 2014 Is The Next Step In Delivering Profitable Growth For All 2013 Full Year Results Plan Outlook Planning Assumptions (Mils.) Industry Volume* -- U.S. 15.9 16.0 - 17.0 -- Europe** 13.8 13.5 - 14.5 -- China 22.2 22.5 - 24.5 Key Metrics Automotive (Compared with 2013): - Revenue (Bils.) 139.4 $ About Equal - Operating Margin*** 5.4 Lower On Track - Operating-Related Cash Flow (Bils.)**** 6.1 $ Substantially Lower Ford Credit (Compared with 2013): - Pre-Tax Profit (Bils.) 1.8 $ About Equal Total Company: - Pre-Tax Profit (Bils.)**** 8.6 $ $7 - $8 Billion * Includes medium and heavy trucks ** Consists of our traditional 19 markets plus Romania *** Automotive operating margin is defined as Automotive pre-tax results, excluding special items and Other Automotive, divided by Automotive revenue **** Excludes special items; see Appendix for detail and reconciliation to GAAP 2014 Full Year %

SERVICING AND RISK MANAGEMENT

FORD CREDIT’S VALUE PROPOSITION Automotive specialist with vested interest in Ford dealer success Training and consulting Consistent market presence Fast, flexible, quality service Full array of products Incremental vehicle sales (Spread of business and customer relationship management) More products, faster Higher customer satisfaction and loyalty Profits and dividends Trusted brand Access to dealer channel Dealers 25

FLOORPLAN SECURITIZATION TYPICAL DEALER STRUCTURE 26 Dealer Structure Dealers vary in size and complexity – from single store to multi-point / multi-franchise organizations Many dealers use a holding company structure similar to the one shown here Collateral The financed vehicles are the primary collateral for dealer floorplan loans For many dealers, Ford Credit also obtains personal guarantees and secondary collateral* in the form of additional dealer assets, including dealer adjusted net worth and real estate equity Dealers have significant “skin in the game,” which provides a strong incentive for dealers to repay floorplan loans Assets Stocks, bonds, cash Non-dealer real estate Other assets, for example, boat, plane, jewelry and furniture Assets Unfloored used inventory Furniture, fixtures, parts, accessories and equipment Dealer net worth Assets Land Buildings Personal guarantees from many dealers Dealer Principal Secondary Collateral Holding Company Real Estate Holding Company Dealer (Borrower) Secondary Collateral Secondary Collateral Primary Collateral Financed new and used vehicles * Secondary collateral is used in assessing the creditworthiness of a dealer; however, it is not used in assignment of risk group.

FLOORPLAN SECURITIZATION UNDERWRITING AND CREDIT REVIEW PROCESS 27 A dealer seeking to finance its vehicle inventory with Ford Credit must submit a request for financing along with its financial and other information Ford Credit performs a thorough review of the dealer’s: Business, legal and operations structure including number of manufacturer franchises Credit information Financial statements or tax returns Bank references Types of vehicles included in the dealer’s inventory and specialty services provided by the dealer for certain vehicles or customers, such as fleet Ford Credit evaluates the dealer’s marketing capabilities, financial resources and the amount and types of financing requested The financing extended to a dealer is tailored to suit the business and operational needs of the dealer and depends on the financial strength and nature of the dealer’s business Due to ongoing nature of floorplan financing arrangements, Ford Credit periodically performs a credit review of each dealer, typically at least annually, following the same process utilized to evaluate new dealer account originations

FLOORPLAN SECURITIZATION DEALER RISK RATING ASSESSMENT 28 Ford Credit uses a proprietary scoring model to evaluate new dealer account originations, perform ongoing credit reviews of dealers and assign risk ratings to dealers Dealer risk ratings are categorized into groups: Large sample size and significant historical experience have been analyzed to identify key indicators that predict a dealer’s ability to meet its financial obligations, including capitalization and leverage, liquidity and cash flow, profitability, credit history and payment performance Risk rating is based on the dealer and does not take into account the personal guarantees or net worth of the owners Origination scoring model is validated regularly to ensure the integrity and performance of the model and is updated if necessary Group Description I Strong to superior financial metrics II Fair to favorable financial metrics III Marginal to weak financial metrics IV Poor financial metrics, may be uncollectible Other Includes dealers that have no dealer risk rating because Ford Credit only provides in-transit financing or because Ford Credit is in the process of terminating the financing for such dealer

 FLOORPLAN SECURITIZATION DEALER BEHAVIORAL ASSESSMENT 29 Ford Credit uses a proprietary behavioral scoring model, Monthly Accounts Review (MAR), to assess each dealer monthly MAR rating directs the intensity and frequency of our dealer monitoring and controls Large sample size and significant historical experience have been analyzed to identify key indicators that predict a dealer’s near-term ability to meet its financial obligations MAR utilizes the dealer’s most recent unadjusted financial metrics, payment performance and credit line utilization MAR allows Ford Credit to identify behavioral risks and appropriately allocate resources to resolve issues before they escalate MAR is validated regularly to ensure integrity and performance of the model and is updated if necessary

FLOORPLAN SECURITIZATION DEALER MONITORING STRATEGY Liquidation Monitor Dealers Watch Report Status MAR Directed Action Plans Monitor Payoffs Aged Inventory Overline Report Financial Statements Monthly Accounts Review Assess dealer risk and determine action plans Dashboard – Medium to Low Risk Trigger based action plans Watch Report – Medium to High Risk Formal review of action plans and results presented to senior management (plans may include accelerated physical audits) Intensive Care Unit (ICU) – High Risk More experienced risk team Increased intensity surrounding action plans and timelines Status On-site control Focus on asset protection Liquidation Focus on loss mitigation Risk Rating Credit File Review Dashboard Trend Report No Further Action Monthly Accounts Review (MAR) Dashboard ICU 30

FLOORPLAN SECURITIZATION INVENTORY AUDITS 31 A dealer’s risk rating determines the scheduled frequency of on-site vehicle inventory audits Ford Credit engages a vendor to perform on-site vehicle inventory audits Size of an audit team varies based on dealer locations and complexity All dealer locations are typically audited same day Dealer generally does not receive advance notice of an audit Strict restrictions on how often the same auditor may lead a dealer’s audit Ford Credit reconciles each audit daily Immediate payment is required for any sold vehicle Ford Credit follows a robust quality assurance process to monitor the vendor’s performance

FLOORPLAN SECURITIZATION FORD CREDIT ACTIONS 32 If Ford Credit discovers any issues when monitoring a dealer, it may: Increase frequency of on-site vehicle inventory audits or schedule an immediate on-site vehicle inventory audit Review curtailment options and advance rates Suspend credit lines Verify cash balances and organizational structure Assign Ford Credit dealership accounting specialists to perform an in-depth review of the dealership and validate the accuracy and completeness of financial statement(s) Meet with owners/guarantors Increase risk rating to trigger more extensive monitoring Discuss with the Ford or Lincoln sales division to ensure an aligned approach

FLOORPLAN SECURITIZATION STATUS DEALER PROCEDURES 33 A dealer status is declared when: Dealer does not satisfy a sold out-of-trust condition (payment not remitted to Ford Credit upon sale of vehicle) discovered during an audit Dealer fails to pay principal or interest Dealer bankruptcy Other circumstances that warrant immediate action Once a status is declared Ford Credit may then: Suspend credit lines Maintain Ford Credit personnel on site Collect titles and keys Secure dealer inventory Issue payment demand letters Obtain liens on property of guarantors Increase the dealer’s floorplan interest rate If Ford Credit does not believe that a dealer can resolve a status situation, Ford Credit will: Liquidate vehicles and any available secondary collateral to obtain greatest value Continue collection efforts against personal and corporate guarantors Should liquidation be necessary, inventory is disposed through the following channels: Transfer of vehicles to other dealers Repurchase by manufacturer and redistribution to other dealers Sale of vehicles at auction

FLOORPLAN SECURITIZATION CAPTIVE FINANCE COMPANY BENEFITS Integrated Systems Enable Real Time Controls Other captive finance company benefits: Access to monthly dealer financial statements allows monitoring of dealer financial strength Aligned sales, production and inventory objectives between Ford and Ford Credit Dealer monitoring by both Ford and Ford Credit Joint Ford and Ford Credit discussions with dealers on various aspects of the business Comparative dealership benchmarking between dealerships of like size or in similar markets 1. Dealer Floorplan Receivables System North American Vehicle Information System Ford Credit Ford Dealer Information on sold vehicles reported to Ford Credit and matched to floorplan receivables Dealer pays off floorplan receivables Dealer reports vehicle sale to obtain: Warranty registration Manufacturer incentives 2. 3. 34

SAFE HARBOR -- FORD MOTOR CREDIT COMPANY LLC Statements included or incorporated by reference herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation: Decline in industry sales volume, particularly in the United States or Europe, due to financial crisis, recession, geopolitical events, or other factors; Decline in Ford's market share or failure to achieve growth; Lower-than-anticipated market acceptance of Ford's new or existing products; Market shift away from sales of larger, more profitable vehicles beyond Ford's current planning assumption, particularly in the United States; An increase in or continued volatility of fuel prices, or reduced availability of fuel; Continued or increased price competition resulting from industry excess capacity, currency fluctuations, or other factors; Fluctuations in foreign currency exchange rates, commodity prices, and interest rates; Adverse effects resulting from economic, geopolitical, or other events; Economic distress of suppliers that may require Ford to provide substantial financial support or take other measures to ensure supplies of components or materials and could increase costs, affect liquidity, or cause production constraints or disruptions; Work stoppages at Ford or supplier facilities or other limitations on production (whether as a result of labor disputes, natural or man-made disasters, tight credit markets or other financial distress, production constraints or difficulties, or other factors); Single-source supply of components or materials; Labor or other constraints on Ford's ability to maintain competitive cost structure; Substantial pension and postretirement health care and life insurance liabilities impairing our liquidity or financial condition; Worse-than-assumed economic and demographic experience for postretirement benefit plans (e.g., discount rates or investment returns); Restriction on use of tax attributes from tax law "ownership change;" The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns, or increased warranty costs; Increased safety, emissions, fuel economy, or other regulations resulting in higher costs, cash expenditures, and/ or sales restrictions; Unusual or significant litigation, governmental investigations, or adverse publicity arising out of alleged defects in products, perceived environmental impacts, or otherwise; A change in requirements under long-term supply arrangements committing Ford to purchase minimum or fixed quantities of certain parts, or to pay a minimum amount to the seller ("take-or-pay" contracts); Adverse effects on results from a decrease in or cessation or clawback of government incentives related to investments; Inherent limitations of internal controls impacting financial statements and safeguarding of assets; Cybersecurity risks to operational systems, security systems, or infrastructure owned by Ford, Ford Credit, or a third-party vendor or supplier; Failure of financial institutions to fulfill commitments under committed credit and liquidity facilities; Inability of Ford Credit to access debt, securitization, or derivative markets around the world at competitive rates or in sufficient amounts, due to credit rating downgrades, market volatility, market disruption, regulatory requirements, or other factors; Higher-than-expected credit losses, lower-than-anticipated residual values, or higher-than-expected return volumes for leased vehicles; Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles; and New or increased credit, consumer, or data protection or other regulations resulting in higher costs and/or additional financing restrictions. We cannot be certain that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. It is to be expected that there may be differences between projected and actual results. Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For additional discussion of these risk factors, see Item 1A of Part I of our 2012 10-K Report as updated by our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. 35

FLOORPLAN APPENDIX

FLOORPLAN SECURITIZATION
FLOORPLAN PORTFOLIO PERFORMANCE

FORD CREDIT

Loss Experience of Ford Credit's Dealer Floorplan Portfolio

		Year ended December 31,				
		2013	2012	2011	2010	2009
		(Dollars in Millions)				
Ford Credit Portfolio	Average principal balance (1)	$17,177	$13,800	$12,199	$11,556	$10,434
	Net losses (recoveries) (2)	$ (1.3)	$ (3.5)	$ (2.6)	$ (10.1)	$ 36.8
	Net losses/average principal balance	(0.008)%	(0.025)%	(0.021)%	(0.087)%	0.353%
	Liquidations (3)	$95,429	$82,420	$76,266	$72,326	$58,406
	Net losses (recoveries)/liquidations	(0.001)%	(0.004)%	(0.003)%	(0.014)%	0.063%
Trust	Net losses/average principal balance (4) (5) (6)	0.000%	0.000%	0.000%	0.000%	0.000%

1) For periods ending after September 30, 2011, average principal balance is the average of the principal balances of the receivables at the beginning of each month in the period indicated. For periods prior to September 30, 2011, average principal balance for each period indicated is the average of the average principal balances for each month in such period based on the average of the daily principal balances for such month.
2) Net losses in any period are gross losses, including actual losses and estimated losses, less any recoveries, including actual recoveries and reductions in the amount of estimated losses, in each case, for such period. This loss experience also reflects recoveries from dealer assets other than the financed vehicles. However, because the interest of the trust in any other dealer assets will be subordinated to Ford Credit's interest in such assets, the net losses experienced by the trust may be higher.
3) Liquidations represent payments and net losses that reduce the principal balance of the receivables for the period indicated.
4) The Trust has not experienced a loss on any receivable during the indicated periods, primarily as a result of the depositors choosing to remove any receivables relating to accounts that are redesignated from the trust because they have been classified as status. However, the depositors are not required to do so, and there can be no assurance that they will continue to do so in the future.
5) Average principal balance is the average of the principal balances of the receivables at the beginning of each month in the period indicated.
6) Net losses in any period are gross losses, including actual losses and estimated losses, less any recoveries, including actual recoveries and reductions in the amount of estimated losses, in each case, for such period. Recoveries include amounts received from any other dealer assets securing the receivables in addition to the financed vehicles.

Historical Floorplan Losses Show The Positive Effect Of Ford Credit's Processes

Note: Recent period recoveries are a result of enforcement actions against prior year status dealers

APPENDIX-1

FLOORPLAN FINANCE TERMS Advance rates New (untitled) vehicles – 100% of invoice amount, including destination charges and dealer holdback Auction vehicles – auction price plus auction fee and transportation costs Used vehicles – up to 100% of wholesale value (trade publications) Floorplan interest rate New vehicles* – prime rate plus generally 1.50% Used vehicles – prime rate plus generally 1.75% Floorplan rates are not risk based In-transit vehicle adjustment fee ** Prime rate plus 0.30% Payment terms Principal due generally upon sale of related vehicle Interest and other administrative charges are billed and payable monthly in arrears Credit lines New vehicle lines *** Based on a 60-day vehicle supply Not a strict credit limit and Ford Credit typically permits dealers to exceed their new vehicle credit lines for business reasons, including seasonal variations in sales patterns. Ford Credit generally sets vehicle credit lines below anticipated peak inventory levels Used vehicle lines Based on a 30- to 45-day vehicle supply depending on dealer risk rating Strictly monitored credit limit and Ford Credit generally does not allow dealers to exceed their used vehicle credit lines without specific approval Curtailment terms – Ford Credit requires higher risk dealers to make periodic principal payments, or “curtailments,” prior to the sale or lease of the related vehicle The amount of monthly curtailment payments is 10% of the amount financed on a vehicle, starting after a specified period of time after the vehicle is financed, over a year for new and demonstrator vehicles and less than a year for program and used vehicles Application of the curtailment policy to a particular dealer may be modified or waived by the appropriate approval authority APPENDIX-2 * Certain vehicles are financed at new vehicle rates including demonstrator, service loaner and program vehicles ** In-transit floorplan receivable is created at gate release *** New floorplan receivable is created on the date the vehicle is delivered to the dealer

 FLOORPLAN TRUST BALANCE Excess funding account (EFA) has been funded periodically when the Trust balance declines below the required pool balance (for example, as a result of plant shutdowns or manufacturer vehicle marketing incentive programs) Note: As of December 31, 2013 the Trust balance was $17.76 billion Cash funding required as a result of low Trust balance* APPENDIX-3

 FLOORPLAN TRUST LEGAL STRUCTURE Ford Credit Floorplan LLC (Depositor) The Bank of New York Mellon (Indenture Trustee) Ford Credit Floorplan Corp. (Depositor) Ford Motor Credit Company LLC (Sponsor, Servicer and Administrator) Ford Motor Company Wells Fargo Bank, N.A. (Back-up Servicer) Ford Credit Floorplan Master Owner Trust A (Issuer) Outstanding Series APPENDIX-4

TOTAL COMPANY 2013 INCOME FROM CONTINUING OPERATIONS Appendix-5 2012 2013 2012 2013 (Mils.) (Mils.) (Mils.) (Mils.) Automotive North America 1,872 $ 1,702 $ 8,343 $ 8,781 $ South America 145 (126) 213 (34) Europe (732) (571) (1,753) (1,609) Asia Pacific Africa 39 106 (77) 415 Other Automotive (62) (187) (470) (656) Total Automotive (excl. special items) 1,262 $ 924 $ 6,256 $ 6,897 $ Special items -- Automotive 160 (311) (246) (1,568) Total Automotive 1,422 $ 613 $ 6,010 $ 5,329 $ Financial Services Ford Credit 414 $ 368 $ 1,697 $ 1,756 $ Other Financial Services 5 (13) 13 (84) Total Financial Services 419 $ 355 $ 1,710 $ 1,672 $ Total Company Pre-tax results 1,841 $ 968 $ 7,720 $ 7,001 $ (Provision for) / Benefit from income taxes (246) 2,061 (2,056) 147 Net income 1,595 $ 3,029 $ 5,664 $ 7,148 $ Less: Income attributable to non-controlling interests (3) (10) (1) (7) Net income attributable to Ford 1,598 $ 3,039 $ 5,665 $ 7,155 $ Memo: Excluding special items Pre-tax results 1,681 $ 1,279 $ 7,966 $ 8,569 $ (Provision for) / Benefit from income taxes (443) (19) (2,371) (2,010) Less: Income attributable to non-controlling interests (3) (10) (1) (7) After-tax results 1,241 $ 1,270 $ 5,596 $ 6,566 $ Fourth Quarter Full Year

TOTAL COMPANY SPECIAL ITEMS Appendix-6 2012 2013 2012 2013 (Mils.) (Mils.) (Mils.) (Mils.) Personnel and Dealer-Related Items Separation-related actions* (191) $ (156) $ (481) $ (856) $ Mercury discontinuation / Other dealer actions (24) - (71) - Total Personnel and Dealer-Related Items (215) $ (156) $ (552) $ (856) $ Other Items U.S. pension lump sum program (250) $ (155) $ (250) $ (594) $ Loss on sale of two component businesses - - (174) - FCTA -- subsidiary liquidation - - (4) (103) AAI consolidation - - 136 - CFMA restructuring 625 - 625 - Other - - (27) (15) Total Other Items 375 $ (155) $ 306 $ (712) $ Total Special Items 160 $ (311) $ (246) $ (1,568) $ Tax Special Items 197 $ 2,080 $ 315 $ 2,157 $ Memo: Special Items impact on earnings per share** 0.09 $ 0.43 $ 0.01 $ 0.14 $ * For 2013, primarily related to separation costs for personnel at the Genk and U.K. facilities ** Includes related tax effect on special items and tax special items Fourth Quarter Full Year

AUTOMOTIVE SECTOR NET INTEREST RECONCILIATION TO GAAP Appendix-7 2012 2013 2012 2013 (Mils.) (Mils.) (Mils.) (Mils.) Interest expense (GAAP) (142) $ (212) $ (713) $ (829) $ Interest income (GAAP) 52 38 272 163 Subtotal (90) $ (174) $ (441) $ (666) $ Adjusted for items included / excluded from net interest Include: Gains / (Losses) on cash equiv. and marketable securities* 5 - 69 (7) Change in amortized value of debt included in interest expense (45) - (45) - Include: Gains / (Losses) on extinguishment of debt - - - (18) Other (17) (30) (72) (110) Net Interest (147) $ (204) $ (489) $ (801) $ * Excludes mark-to-market adjustments of our investment in Mazda Fourth Quarter Full Year

AUTOMOTIVE SECTOR OPERATING-RELATED CASH FLOWS RECONCILIATION TO GAAP Appendix-8 2012 2013 2012 2013 (Bils.) (Bils.) (Bils.) (Bils.) Net cash provided by / (used in) operating activities (GAAP) 2.2 $ 1.3 $ 6.3 $ 7.7 $ Items included in operating-related cash flows Capital spending (1.9) (2.0) (5.5) (6.6) Proceeds from the exercise of stock options - - - 0.3 Net cash flows from non-designated derivatives (0.2) - (0.8) (0.3) Items not included in operating-related cash flows Cash impact of Job Security Benefits and personnel-reduction actions 0.1 0.1 0.4 0.3 Funded pension contributions 0.9 1.1 3.4 5.0 Tax refunds and tax payments from affiliates - - (0.1) (0.3) Settlement of outstanding obligation with affiliates - - (0.3) - Other (0.1) - - - Operating-related cash flows 1.0 $ 0.5 $ 3.4 $ 6.1 $ Fourth Quarter Full Year